Exhibit 99.(10)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post Effective Amendment No.9 and No. 104 to Registration Statement on Form N-4 (No. 333-205718/811-22726) (the “Registration Statement”) of Forethought Life Insurance Company of our report dated March 30, 2020 relating to the statutory financial statements and supplemental schedules of Forethought Life Insurance Company and consent to the use in the Registration Statement of our report dated March 26, 2020 relating to the financial statements of Forethought Life Insurance Company Separate Account A, both of which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 16, 2020